Exhibit 99.1

FOR IMMEDIATE RELEASE:

THE FRESH MARKET ANNOUNCES PRICING OF

SECONDARY OFFERING OF COMMON STOCK

GREENSBORO, NC (April 28, 2011) — The Fresh Market, Inc. (NASDAQ: TFM) announced today the pricing of the public offering of its common stock at $42.50 per share. The offering will consist of 11,919,058 shares to be sold by stockholders of The Fresh Market. The underwriters have a 30-day option to purchase up to an additional 1,787,858 shares of common stock from the selling stockholders at the public offering price, less the underwriting discount.

J.P. Morgan, BofA Merrill Lynch, Morgan Stanley, William Blair & Company and RBC Capital Markets are acting as underwriters for the offering.

The offering of these securities will be made only by means of a prospectus, copies of which may be obtained from J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Tel: (866) 803-9204; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department, Email: dg.prospectus_requests@baml.com; Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Email: prospectus@morganstanley.com, Tel: (866) 718-1649, William Blair & Company, 222 W. Adams Street, Chicago, IL 60606, Att: Business Information Department, Tel. (800) 621-0687, or RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, Tel: (877) 822-4089.

A registration statement relating to the public offering of The Fresh Market’s common stock was declared effective by the Securities and Exchange Commission (the “SEC”) on April 27, 2011. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Fresh Market

The Fresh Market is a high-growth specialty retailer focused on offering high-quality food products, with an emphasis on fresh, premium perishables and an uncompromising commitment to customer service.